                                                              FILE NO. 333-28537
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 7, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED JULY 7, 1997)

                                     PROSPECTUS NUMBER: 1616
                                     DATED: DECEMBER 2, 1997

                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                    CONSTANT MATURITY TREASURY INDEXED NOTES

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


PRINCIPAL AMOUNT:         $100 Million           INTEREST RESET DATES: Each Interest Payment Date
                                                                       up to and including
                                                                       December 5, 2000


ORIGINAL ISSUE DATE:      December 5, 1997       INTEREST RATE BASIS:  Constant Maturity
                                                                       Treasury Rate


MATURITY DATE:            December 5, 2000       DESIGNATED CMT
                                                 MATURITY INDEX:       Two-year


REDEMPTION DATE:          Not Applicable         SPREAD:               +.25%
                                                                       (plus twenty-five bps)


OPTIONAL REPAYMENT DATES: Not Applicable         DESIGNATED CMT
                                                 TELERATE PAGE:        7051


INTEREST PAYMENT DATES:   Each March 5, June 5,
                          September 5, and
                          December 5,
                          commencing
                          March 5, 1998


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                            DESCRIPTION OF THE NOTES

GENERAL

     The Medium-Term Notes, Series B of Merrill Lynch & Co., Inc. (the "Company"), offered hereby are "Constant Maturity Treasury Rate Indexed Notes" and are referred to in this Prospectus Supplement as the "Notes". The Notes are Regular Floating Rate Notes and certain provisions of the Notes are more fully described in the accompanying Prospectus and Prospectus Supplement.

     This Prospectus Supplement relates to $100,000,000 aggregate principal amount of Notes which the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and which the Underwriter has agreed to purchase from the Company, at a price of 99.75% of the principal amount thereof. The Underwriter has advised the Company that it proposes initially to offer the Notes to the public at a public offering price equal to 100% of the principal amount thereof. After the initial public offering price, such public offering price may be changed.

     The Notes will not be subject to redemption by the Company in whole or in part prior to the Maturity Date.

INTEREST

     The Notes will bear interest from and including December 5, 1997 to but excluding the Maturity Date. Interest will be payable on the Interest Payment Dates specified above. The interest rate will be reset on each Interest Reset Date specified above to a per annum rate equal to the Constant Maturity Treasury Rate (as defined herein) plus 0.25%, as determined by Merrill Lynch Capital Services, Inc. (the "Calculation Agent"), a subsidiary of the Company; provided, however, that the per annum rate of interest payable on the Notes for the period from and including December 5, 1997 to but excluding March 5, 1998 will be calculated by using December 3, 1997 as the relevant Interest Determination Date. The "Interest Determination Date" pertaining to a Reset Date will be the second Business Day preceding such Interest Reset Date.

     Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

          The date of this Prospectus Supplement is December 5, 1997.